FORM C

Offering Statement Pursuant to Regulation Crowdfunding

1. Issuer Information

Issuer Name: BRB Capital Partners, Inc.
State of Incorporation: Florida
Principal Office Address:
150 SE 2nd Ave., Suite 300
Miami, Florida 33131
Legal Status: Corporation

2. Directors and Officers

Earl Burks
President / Chief Executive Officer

Mr. Burks is a Florida-based general contractor and real estate developer with experience in construction, acquisitions, and property development. He leads the Company's strategy, operations, and project execution.

3. Business Description

BRB Capital Partners, Inc. is a vertically integrated real estate investment and development company focused on acquiring, developing, and improving multifamily and residential assets in high-demand Florida markets.

The Company leverages in-house construction capabilities through affiliated entities to control costs, increase efficiency, and enhance project returns. The Company targets opportunities that may generate current income and long-term appreciation through value-add strategies, development, and operational improvements.

The Company intends to build a diversified portfolio of income-producing properties and development projects, with a focus on capital preservation and risk-adjusted returns.

4. Use of Proceeds

The Company intends to use the proceeds from this offering for the following purposes:

  60% Acquisition of real estate assets
  25% Construction, renovation, and development costs
  10% Operating expenses and working capital
  5% Marketing, investor acquisition, and offering expenses

Actual allocation may vary based on market conditions, timing, availability of opportunities, and the judgment of management.

5. Target Offering Amount and Deadline

Target Offering Amount: $100,000
Maximum Offering Amount: $5,000,000
Offering Deadline: 12 months from the date of filing, unless earlier terminated or extended in accordance with applicable law and offering materials.

The Company may conduct rolling closes and accept subscriptions on a continuous basis. The Company may close on subscriptions and receive offering proceeds on a rolling basis after the target offering amount has been reached and any applicable conditions under Regulation Crowdfunding, the intermediary platform, and the offering documents have been satisfied.

6. Investment Terms

Security Type: Simple Agreement for Future Equity (SAFE)
Valuation Cap: $16,000,000
Discount Rate: 20%
Minimum Investment: $100, or such other minimum as may be established by the intermediary
Oversubscription Allocation: Pro-rata basis, unless otherwise disclosed by the Company and the intermediary

Early investors may receive additional incentives or preferred terms if specifically disclosed on the intermediary platform and in the applicable offering materials.

7. Intermediary

The offering will be conducted through Wefunder Portal LLC, or such affiliated Regulation Crowdfunding intermediary as identified on the offering platform.

8. SAFE Disclosure and Capital Structure

The Company is currently founder-owned. Securities offered in this offering will be issued in the form of SAFEs. A SAFE is not common stock and does not represent immediate equity ownership, voting rights, or rights to dividends unless and until it converts in accordance with its terms.

The SAFEs are expected to convert into equity upon the occurrence of a future priced equity financing or other conversion event described in the SAFE. The number, class, and terms of securities ultimately issued to investors upon conversion will depend on the terms of that future transaction and the applicable terms of the SAFE, including the valuation cap, discount, and any other conversion mechanics.

The number of securities to be offered is an estimate solely for regulatory purposes. The actual number of securities to be issued will be determined upon conversion of the SAFEs at a future priced equity financing and may differ materially from this estimate.

Early investors may experience dilution as additional funds are raised, additional SAFEs or other securities are issued, or the Company completes future equity or debt financings. Investors should carefully review the SAFE agreement and understand that future financing terms may affect the percentage ownership represented by their converted securities.

9. Risk Factors

Investing in the Company involves significant risks. Prospective investors should carefully consider, among others, the following:

  No guaranteed returns; investments are speculative and involve risk of loss, including the possible loss of an investor's entire investment.
  Real estate market risk; property values, occupancy, rental rates, operating costs, and exit opportunities may fluctuate.
  Illiquidity; the securities are restricted and are not expected to be listed on any exchange.
  Dependence on management; the success of the Company depends substantially on the experience and performance of its management.
  Use of leverage; the Company may use debt financing, increasing financial risk.
  Dilution risk; future capital raises may dilute existing investors, including through the issuance and later conversion of SAFEs.
  Development risk; construction and development projects may face delays, cost overruns, contractor issues, permitting issues, and regulatory issues.
  Economic conditions; changes in interest rates, credit availability, insurance costs, labor costs, and broader market conditions may adversely affect performance.

10. Financial Condition

The Company is in an early stage and may have limited operating history. Financial statements required by Regulation Crowdfunding are included as exhibits to this filing.

The Company will update its financial statements and related disclosures as required by Regulation Crowdfunding and applicable SEC rules. If the amount offered or sold reaches a level that requires reviewed or audited financial statements, the Company will provide the required upgraded financial disclosures before exceeding the applicable threshold.

11. Indebtedness

The Company may incur indebtedness in the ordinary course of business, including acquisition financing, construction loans, working capital facilities, and other obligations necessary to execute its business plan.

12. Related Party Transactions

The Company may engage affiliated entities, including construction, development, and management firms controlled by or affiliated with management, to perform services for Company projects. Any such transactions are expected to be on terms management believes to be commercially reasonable under the circumstances.

13. Additional Information

The Company intends to conduct rolling closes and may release funds after the target offering amount has been reached and applicable intermediary and regulatory requirements have been satisfied.

Financial statements and offering disclosures will be updated when required by Regulation Crowdfunding, including when reviewed or audited financial statements become required based on the amount offered or sold.

If any material change, addition, or update occurs during the offering period, the Company will file an amendment to Form C as required by applicable law.

14. Exhibits

Exhibit A - Financial Statements of BRB Capital Partners, Inc.
Exhibit B - Form of SAFE
Exhibit C - Material Offering Document(s), if any
Exhibit D - Additional Exhibits, if any